Exhibit 2.1
Amendment No. 1
to
AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (the “Amendment”) is made as of March 8, 2017 between SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC., a Virginia corporation (“SONA”), and EASTERN VIRGINIA BANKSHARES, INC., a Virginia corporation (“EVBS”). Each of SONA and EVBS is sometimes referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of December 13, 2016 (the “Agreement”);
WHEREAS, each of the Parties has agreed to amend the Agreement to modify certain provisions thereof; and
WHEREAS, the Parties intend for the Amendment to amend the Agreement in compliance with Section 8.3 of the Agreement;
NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree to amend the Agreement as follows:
1. Definitions. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Agreement, as amended hereby.
2. Amendment to Sections 7.4(a) and (c). Sections 7.4(a) and (c) of the Agreement are hereby amended and replaced in their entirety as follows:
(a) “In the event that (i) an Acquisition Proposal with respect to EVBS shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of EVBS, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to EVBS after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by EVBS or SONA pursuant to Section 7.1(b) (if the EVBS Shareholder Approval has not theretofore been obtained), (B) by SONA pursuant to Section 7.1(d) or (e) or (C) by EVBS or SONA pursuant to Section 7.1(g) and (iii) prior to the date that is twelve (12) months after the date of such termination EVBS enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then EVBS shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay SONA a fee equal to $7,500,000.00 (the “Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated by SONA.”
(c) “In the event that (i) an Acquisition Proposal with respect to SONA shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of SONA, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to SONA after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by SONA or EVBS pursuant to Section 7.1(b) (if the SONA Shareholder Approvals have not theretofore been obtained), (B) by EVBS pursuant to Section 7.1(d) or (e) or (C) by EVBS or SONA pursuant to Section 7.1(i) and (iii) prior to the date that is twelve (12) months after the date of such termination SONA enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then SONA shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay EVBS the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by EVBS.”
3. Binding Effect; No Third Party Rights. This Amendment shall bind the Parties and their respective successors and assigns. Nothing in this Amendment is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Amendment.

4. Integration. The provisions set forth in this Amendment shall be deemed to be and shall be construed as part of the Agreement to the same extent as if fully set forth verbatim therein. Except to the extent expressly modified hereby, the provisions of the Agreement remain unmodified and are hereby confirmed as being in full force and effect.
5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.
6. Counterparts; Facsimile Signature. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Amendment may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the date first written above.
SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
By: /s/ Georgia S. Derrico Georgia S. Derrico Chairman of the Board and Chief Executive Officer
EASTERN VIRGINIA BANKSHARES, INC.
By: /s/ Joe A. Shearin Joe A. Shearin President and Chief Executive Officer